Bucyrus International, Inc.
P. O. Box 500 • 1100 Milwaukee Avenue
South Milwaukee, Wisconsin, 53172-0500, USA
(414)768-4883 • Fax: (414)768-5060

August 8, 2007

Mr. William S. Tate
464 Ironwood Drive
Canonsburg, PA 15317

Dear Bill:

I am delighted to extend to you a formal offer of employment with Bucyrus International, Inc. as Executive Vice President, Global Markets and Strategic Support. I am confident you will make a valuable contribution to the company and believe you will find the work challenging and fulfilling. You will be reporting directly to Tim Sullivan, President and Chief Executive Officer of Bucyrus International, Inc. The effective date for your employment is August 1, 2007.

With regard to your compensation and benefits, you are eligible for all of the benefits available to salaried employees of Bucyrus International, Inc. This includes health and dental insurance, short and long-term disability, vision care, 401(k) savings plan, cash balance pension plan and paid vacation and holidays. Specifically:

•	Your monthly base salary will be approximately $32,083 USD, equivalent to $385,000 USD on an annual basis.
•	For the remainder of 2007, you will continue to participate in your current DBT bonus plan structure, with a target bonus based on your new salary. In 2008, you will be eligible to participate in the Bucyrus International, Inc. Management Incentive Plan, subject to the determination of our Compensation Committee of the Board of Directors.
•	In accordance with the approval by the Compensation Committee of the Board of Directors, you are eligible to participate in the 2007 Long Term Incentive Plan (the “LTIP”). The LTIP program is based on certain performance measures, consists of Restricted Stock and Stock Appreciation Rights (SARs), and is structured for additional grants to be made in the future, subject to approval by the Compensation Committee of the Board of Directors. The grant date and fair market value will be established in accordance with the plan. In addition, the Company will cooperate with you regarding your DBT SERP and DBT Deferred Compensation Plan by way of continuing contributions thereto until integration with the Company’s comparable plans or, to the extent lawful, distribution thereof.
•	You will be eligible for medical, dental, disability, and vision benefit plans. In addition, you are eligible to participate in our matching 401(K) plan as of the date hereof and our cash balance pension plan. A summary of those benefits accompanies this offer. You will also be eligible to participate in the Bucyrus International, Inc. Supplemental Executive Retirement Plan (SERP) and Deferred Compensation Plan available to senior executives of Bucyrus International, Inc.
•	Your primary work location will continue to be Houston, Pennsylvania.
•	You will be eligible for Directors and Officers insurance coverage maintained by the Company.
•	You will be eligible for six holidays plus the Friday after Thanksgiving and Christmas Holiday period per calendar year.
•	You will be eligible for four (4) weeks of vacation per year, reduced for the remainder of 2007 based on any vacation days used to date this calendar year. Any additional vacation earned will be per Bucyrus policy.

As a condition to our offer of employment, you are asked to execute the enclosed noncompetition, confidentiality and intellectual property agreement. In addition, as a condition of our offer of employment, you agree that all prior agreements, plans and arrangements relating to your employment by DBT GmbH or its affiliates or Bucyrus International, Inc. are nullified and superceded hereby, including that certain employment agreement, dated January 8, 1999 as amended and restated December 31, 2003, between you and DBT GmbH under the authority of RAG Coal International AG, and that certain change-in-control letter agreement, dated November 30, 2006, between you and DBT America Inc., represented by DBT GmbH, represented by RAG Coal International AG (collectively, the “Prior Employment Agreements”). You acknowledge and agree that the termination of the Prior Employment Agreements and the termination of your employment with DBT America Inc. will not provide you with, and you hereby waive and fully release, any right to demand the payment of any termination, change-in-control, severance, health care and insurance, or other similar benefits pursuant to the provisions of the Prior Employment Agreements. In return, Bucyrus International, Inc. agrees that should your employment be terminated by the Company for any reason other than “Cause”, you will receive a severance payment in an amount equivalent to twelve (12) months of your annual base salary plus bonus at target in effect at the date of your termination payable on our normal payroll payment dates over such period and provided you continue to comply with your noncompetition, confidentiality and intellectual property agreement. If you initiate the termination of your employment at any time later than twenty-four (24) months from the date of this letter and provide the company a minimum of thirty (30) days prior notice, you will be entitled to the aforementioned severance payment. The Company’s obligation to pay the aforementioned severance payment will end when you reach age sixty-five (65). For purposes of this letter, “Cause” means you having: (i) violated the provisions of the attached noncompetition, confidentiality and intellectual property agreement or any similar agreement with Bucyrus International, Inc.; (ii) violated any other obligations or conditions of employment (such as failure to perform up to reasonable standards or the violation of Bucyrus International, Inc. policies) and failure to cure such breach within ten (10) calendar days after written demand by Bucyrus International, Inc., unless the Company in its discretion determines a longer period shall apply; (iii) become, in the sole opinion of Bucyrus International, Inc., as determined in good faith, addicted or dependent on intoxicants or drugs of any nature; (iv) committed any misdemeanor involving theft or deception or any felony; (v) engaged in dishonesty involving Bucyrus International, Inc.‘s business; or (vi) engaged in any other conduct, either within or outside the scope of employment, that, if known to the public or any person or entity having business dealings with Bucyrus International, Inc. (including any of its employees, customers or suppliers), could reflect unfavorably on Bucyrus International, Inc.‘s reputation or its ability to deal with any person or entity having business dealings with Bucyrus International, Inc.

In addition to the aforementioned severance payment, should the Company terminate your employment for any reason other than “Cause”, or should you initiate the termination of your employment at a date later than twenty-four (24) months from the date of this letter, you will continue to vest in any awards made to you under the Company’s long-term incentive program as if you had retired from the Company as provided for in the applicable plan.

Should either you or the Company terminate your employment prior to age sixty-five (65) for any reason other than for “Cause”, the Company agrees to enhance your severance payment by an amount equal to the cost of the then in effect monthly COBRA rates, for the active medical plan option in which you and your spouse are enrolled, multiplied by the number of months between the date of your termination and the beginning of the month in which you reach age sixty-five (65). In the alternative, in lieu of the aforementioned enhancement to your severance payment, from the time of your termination until age sixty-five (65), you may elect for you and your spouse to participate in a medical plan option(s) offered by the Company for active salaried employees. The Company will assume the full cost for this coverage, which will be equal to the COBRA rates for the medical plan in which you enroll, which are adjusted each calendar year until age sixty-five (65).

Bucyrus International, Inc. espouses the doctrine of employment “at-will”, which is specifically applicable to you and this employment offer. Therefore, your employment can be terminated by us at any time with or without Cause, subject only to the terms and conditions of this offer letter. Other than as set forth above, nothing in this letter should be construed as a guarantee of employment for any specific period or of any particular level of benefits or of your participation in any benefit plan of any level or type. Further, Bucyrus International, Inc. reserves the right to amend, modify, or terminate, in its sole discretion, all benefit and compensation plans in effect from time to time. You understand that you will be subject to all applicable Bucyrus International, Inc. policies and procedures including, but not limited to, its Worldwide Business Ethics and Conduct Policy, Foreign Corrupt Practices Act Compliance and its Non-Discrimination and Anti-Harassment Policy.

By accepting this offer and signing below, you also agree that the terms of your employment, this letter and the attached noncompetition, confidentiality and intellectual property agreement will be subject solely to the laws of the State of Wisconsin, United States of America and that no other laws of any other court or jurisdiction shall apply. Any dispute under this letter or with respect to your employment and any subsequent termination may only be resolved by binding arbitration in Milwaukee, Wisconsin, as described more completely in the attached noncompetition, confidentiality and intellectual property agreement.

We ask that you confirm your acceptance by signing and dating this offer letter in the area designated below and returning this letter to me at 1100 Milwaukee Ave, South Milwaukee, Wisconsin 53172. Your signature below confirms that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties, nor does it alter your “at-will” employment status. Please retain the additional copy of this offer letter for your reference.

Welcome to the Bucyrus International, Inc. family! We look forward to having you on our team.

Sincerely,

/s/ Barbara H. Stephens

Barbara H. Stephens
Senior Vice President, Human Resources

Signed: /s/ William S. Tate

Dated: August 8, 2007